Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc.  Announces Third Quarter Earnings, Lease of Building for New Branch, and Appointment of Chief Operating Officer

Dunkirk, NY – October 30, 2009

Overview

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income for the quarter ended September 30, 2009 of $602,000, or $0.10 per diluted share compared to net income of $867,000, or $0.14 per diluted share for the quarter ended September 30, 2008.  Net income during the 2008 period included $179,000 in earnings on an interest rate floor derivative product that was sold in January 2009.  Excluding the 2008 earnings on the interest rate floor derivative product, net income for the quarter ended September 30, 2009 decreased by $86,000, or 12.5%, in comparison to the 2008 period.    Net income during the 2009 period was impacted by an FDIC assessment of $103,000 compared to an assessment of $10,000 for the quarter ended September 30, 2008.  The increase was the result of changes in premiums mandated by the FDIC and the application of one-time assessment credits granted by the FDIC in 2007 against 2008 premiums.   Net income during the 2009 period was also impacted by salary and employee benefit costs which increased by $214,000 for the quarter ended September 30, 2009 compared to the 2008 period partly due to receipt of $71,000 in credits for 401(k) plan forfeitures during the third quarter of 2008.  The remaining increase in salary and employee benefit cost was due to annual raises, increased health insurance costs and additional staff needed to open a new branch office in Kenmore, New York on December 1, 2008.

“Even though earnings were lower this quarter compared to the same period last year, our bank operations have continued to show positive results.  Our year to date loan originations are at record levels and our deposit share in Erie County continues to increase,” said President and Chief Executive Officer David C. Mancuso.  “We anticipate our Kenmore branch office will become profitable within the next 18 months and provide a bottom-line impact to our financial performance.”

The Company also announced that it has entered into an agreement to lease a building located on Dick Road in Depew, New York which formerly housed a First Niagara Bank branch.  The Company currently anticipates opening its tenth branch office at this location in April 2010.

On October 21, 2009, the Company announced the appointment of Daniel P. Reininga as Chief Operating Officer, effective January 1, 2010.  Mr. Reininga, 50, is currently the Vice Chairman of the Company’s Board of Directors and he will retain a position on the Board while holding the position of Chief Operating Officer.  He has served on the Board since 1994 and his current term will expire in 2011.  Mr. Reininga is also the President of G.H. Graf Realty Corporation, Inc., a real estate investment company located in Dunkirk, New York.

“We look forward to expanding our presence in Erie County with the Depew branch office in 2010.  We are also pleased to announce the appointment of Mr. Reininga as Chief Operating Officer as he will assist us in implementing our strategic plan for continued growth and profitability,” said President and Chief Executive Officer David C. Mancuso.

Third Quarter 2009 Earnings Compared to Same Period of 2008

Net interest income was $2.9 million for the quarters ended September 30, 2009 and 2008.  Net interest spread and net interest margin were 2.67% and 3.00%, respectively, for the quarter ended September 30, 2009 compared to 2.77% and 3.19%, respectively, for the quarter ended September 30, 2008.  Loan interest income decreased $97,000, or 2.7%, to $3.5 million for the quarter ended September 30, 2009 from $3.6 million for the quarter ended September 30, 2008.  The decrease in loan interest income was partially due to the Company’s sale of its interest rate floor derivative product in the first quarter of 2009, as noted above.  Loan interest income was positively impacted by a $23.0 million, or 10.0%, increase in the average balance of loans receivable, net from $231.5 million as of September 30, 2008 to $254.5 million as of September 30, 2009.  However, the yield on our average loan portfolio dropped 72 basis points from 6.26% during the quarter ended September 30, 2008 to 5.54% during the quarter ended September 30, 2009.  Interest expense on deposits decreased by $70,000, or 4.4%, for the third quarter of 2009 compared to the third quarter of 2008, despite a 15.4% increase in average deposit balances for the quarter ended September 30, 2009, due to lower interest rates during the 2009 period.  Interest expense on borrowings decreased by $90,000, or 16.7%, for the third quarter of 2009 in comparison to the third quarter of 2008, due to a $7.5 million decrease in average outstanding borrowings and lower interest rates.

Provision for loan losses decreased by $55,000, or 36.7%, to $95,000 for the quarter ended September 30, 2009 from $150,000 for the quarter ended September 30, 2008.   Despite an increase in non-performing assets from $1.6 million in September 2008 to $2.5 million in September 2009, management has determined that a higher provision was not necessary due to the quality of the loan portfolio. The majority of our loans are residential mortgage loans or commercial mortgage loans backed by first lien collateral on real estate held in the Western New York region. Western New York has not been impacted as severely as other parts of the country by fluctuating real estate market values. We do not hold any sub-prime loans in our loan portfolio.   In light of current economic conditions, we are continuing to monitor our loan portfolio and we will modify the provision for loan losses as necessary in subsequent periods.

Non-interest income decreased by $52,000, or 7.6%, to $633,000 for the quarter ended September 30, 2009 compared to $685,000 for the same period in 2008.   The decrease was primarily due to a decrease in earnings on bank owned life insurance of $31,000 as a result of a reduced crediting rate on one of the insurance products which occurred in January 2009.

Non-interest expense increased by $319,000, or 13.4%, to $2.7 million for the quarter ended September 30, 2009 compared to $2.4 million for the quarter ended September 30, 2008.  As noted above, the increase in non-interest expense was due to increases in FDIC insurance assessments and salary and employee benefit expense.

Year to Date Earnings Compared to Same Period of 2008

The Company reported net income for the nine month period ended September 30, 2009 of $1.4 million, or $0.23 per diluted share.  This was a $762,000 increase over net income of $599,000, or $0.10 per diluted share, for the nine month period ended September 30, 2008.  Excluding the pre-tax impairment charge of $1.7 million related to write-downs of the Company’s investments in four non-agency asset backed securities during 2008, net income for the nine months ended September 30, 2008 would have been $1.8 million, or $0.29 per diluted share, which is a $394,000, or 22.5%, decrease from the 2008 period to the 2009 period.  The decrease in net income for the nine month period ended September 30, 2009 was partially due to an increase in FDIC assessments of $567,000 as a result of changes in premiums mandated by the FDIC, a one time special assessment imposed during the second quarter of 2009, and the application of one-time assessment credits granted by the FDIC in 2007 against 2008 premiums. The Company’s results also reflect the sale of its interest rate floor derivative product in the first quarter of 2009. During the nine month period ended September 30, 2008, the Company had earned $329,000 more on this product than the amount earned during the same period in 2009.  These increased expenses were partially offset by an increase in net interest income of $530,000 primarily due to decreased interest expenses on deposit accounts and borrowings.

Net interest income increased by $530,000, or 6.6%, to $8.6 million for the nine months ended September 30, 2009 from $8.0 million for the same period last year.  Net interest spread and net interest margin were 2.62% and 2.96%, respectively, for the nine months ended September 30, 2009 compared to 2.62% and 3.08%, respectively, for the nine months ended September 30, 2008.

Interest income was $14.7 million for the nine months ended September 30, 2009 and 2008.  Loan interest income decreased by $94,000 for the nine months ending September 30, 2009 compared to the same nine month period in 2008.  As mentioned above, loan interest income was negatively impacted by the Company’s sale of its interest rate floor derivative product during January 2009.    Loan interest income was positively impacted by a $22.0 million, or 10.2%, increase in the average balance of loans receivable, net for the nine month period ended September 30, 2009 compared to the nine month period ended September 30, 2008. However, the yield on our average loan portfolio dropped 63 basis points from 6.26% during the nine months ended September 30, 2008 to 5.63% during the nine months ended September 30, 2009.  Interest income on investments increased by $285,000, or 7.4%, for the nine month period ended September 30, 2009 compared to the same period in 2008, due to an increase in the average balance of investments of $8.6 million, or 7.9%, during the nine month period ended September 30, 2009.  Interest income on cash deposits held by the Company during the nine month period ended September 30, 2009 decreased by $149,000, or 65.9%, to $77,000 compared to $226,000 during the same period in 2008, due to lower average outstanding cash deposits and interest rates.

Interest expense decreased by $488,000, or 7.3%, to $6.2 million for the nine months ended September 30, 2009 compared to the same period in 2008.  Interest expense on deposits decreased by $182,000, or 3.7%, for the nine month period ended September 30, 2009 compared to the nine month period ended September 30, 2008 despite an 18.5% increase in average deposit balances, due to lower interest rates being offered on deposit products during the 2009 period.  Interest expense on borrowings decreased by $303,000, or 18.0%, for the third quarter of 2009 in comparison to the third quarter of 2008, due to a $7.2 million decrease in average outstanding borrowings and lower interest rates.

Provision for loan losses decreased $45,000, or 15%, to $255,000 for the nine month period ended September 30, 2009 compared to the nine month period ended September 30, 2008.  As noted above, management has determined that a higher provision was not necessary due to the quality of the loan portfolio. The majority of our loans are residential mortgage loans or commercial mortgage loans backed by first lien collateral on real estate held in the Western New York region. Western New York has not been impacted as severely as other parts of the country by fluctuating real estate market values.

Non-interest income increased by $1.6 million to $1.8 million for the nine month period ended September 30, 2009 compared to $190,000 for the same period in 2008.  The increase was mainly due to a pre-tax $1.7 million other-than-temporary impairment charge recorded in 2008 on certain non-agency asset-backed securities.  Excluding this impairment charge, non-interest income decreased by $144,000, or 7.5%, in the nine month period ended September 30, 2009 compared to the same period in 2008.  This 7.5% decrease was primarily due to a decrease in earnings on bank owned life insurance of $101,000 for the nine month period ended September 30, 2009 compared to the same period in 2008 as a result of a reduced crediting rate on one of the insurance products.  Service charges and fees also decreased by $36,000 during the nine month period ended September 30, 2009 as we believe customers strived to limit the fees they incur in the current economic environment.

Non-interest expense was $8.4 million for the nine months ended September 30, 2009 compared to $7.2 million for the same period in 2008, an increase of $1.1 million, or 15.8%.  As noted above, this was partially due to an increase in FDIC insurance assessments.  Salary and employee benefit expenses also increased by $401,000 in the nine month period ended September 2009 compared to the same period in 2008.  This was due in part to the receipt of $86,000 in 401(k) forfeitures during the 2008 period, annual salary increases, increased costs for health insurance and additional expenses for staff at our newest branch office, which opened in December 2008.   The Company also recorded a loss of $135,000 on the sale of its interest rate floor derivative product in January 2009.

Third Quarter 2009 Financial Condition Compared to Fiscal Year End 2008

Total assets increased by $14.1 million, or 3.4%, to $421.9 million at September 30, 2009 compared to $407.8 million at December 31, 2008.  The increase in total assets was primarily due to a $17.5 million increase in loans receivable, net and a $7.3 million increase in securities available for sale, partially offset by a $10.0 million decrease in cash and cash equivalents.  Asset growth was funded by a $19.0 million increase in deposits.  Total liabilities increased $12.4 million from $353.6 million at December 31, 2008 to $366.0 million at September 30, 2009.  The increase was primarily due to the increase in deposits, offset in part by a $6.1 million decrease in total borrowings.  Total equity was $55.9 million at September 30, 2009 compared to $54.2 million at December 31, 2008.  The increase in equity was primarily the result of net income in the first nine months of 2009 and an increase in unrealized gains on available for sale securities, offset by purchases of treasury stock and payment of dividends.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services.   Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA
	September 30,	December 31,
	2009	2008
	(Unaudited)
	(Dollars In Thousands)

Total assets	$421,886	$407,833
Cash and cash equivalents	19,461	29,038
Securities available for sale	120,130	112,863
Loans receivable, net	257,995	240,463
Deposits	311,944	293,248
Short-term borrowings	3,960	5,500
Long-term debt	41,900	46,460
Equity	55,901	54,228

STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)
	(Dollars In Thousands, except for per share amounts)

Total Interest Income	$4,943	$5,030	$14,719	$14,677
Total Interest Expense	2,001	2,161	6,153	6,641

Net Interest Income	2,942	2,869	8,566	8,036

Provision for Loan Losses	95	150	255	300

Net interest income after provision for loan losses	2,847	2,719	8,311	7,736
Noninterest income	633	685	1,778	190
Noninterest expense	2,707	2,388	8,350	7,208

Income before income taxes	773	1,016	1,739	718
Income tax	171	149	378	119

Net income	$602	$867	$1,361	$599

Basic & diluted earnings per common share *	$0.10	$0.14	$0.23	$0.10
Dividends declared per share	$0.05	$0.05	$0.15	$0.14

*       The Company had no dilutive securities during the periods ending September 30, 2009 and 2008.

SELECTED FINANCIAL RATIOS*:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Return on average assets	0.57%	0.90%	0.44%	0.21%
Return on average equity	4.40%	6.57%	3.33%	1.49%
Average interest-earning assets to average interest-bearing liabilities	116.28%	117.42%	116.11%	117.83%
Interest rate spread	2.67%	2.77%	2.62%	2.62%
Net interest margin	3.00%	3.19%	2.96%	3.08%

* Ratios are annualized.

ASSET QUALITY RATIOS:

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)

Non-performing loans as a percent of total net loans	0.89%	0.68%
Non-performing assets as a percent of total assets	0.60%	0.42%
Allowance for loan losses as a percent of total net loans	0.62%	0.60%
Allowance for loan losses as a percent of non-performing loans	70.03%	88.81%

Media Contact –
Rachel A. Foley, CFO
Lake Shore Bancorp, Inc.
(716) 366-4070